Exhibit 99.1

Company Contact:

Mark Donohue

Sr. Director

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories Reports Second Quarter 2012 Adjusted EPS

Increased to $0.60; GAAP EPS Increased to $0.27

HAYWARD, Calif. (July 31, 2012) – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported second quarter 2012 financial results.

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Adjusted net income increased $28.4 million to $41.0 million in the second quarter 2012, or $0.60 per diluted share, compared to $12.6 million, or $0.19 per diluted share, in the prior year period, primarily attributable to the benefit of the revenue and gross profit earned from United States (U.S.) Zomig® sales pursuant to the previously disclosed License Agreement with AstraZeneca UK Limited (AstraZeneca License Agreement) and higher generic Adderall XR® sales. Adjusted results exclude certain items related to recent third-party business development transactions.

•

GAAP net income increased 49% to $18.7 million in the second quarter 2012, or $0.27 per diluted share, compared to $12.6 million, or $0.19 per diluted share, in the prior year period, primarily due to U.S. Zomig® tablet sales by the Company’s brand division and higher generic Adderall XR® sales.

•

Total revenues increased 32% to $166.5 million in the second quarter 2012, compared to $125.9 million in the prior year period, primarily due to U.S. Zomig® tablet sales and higher generic Adderall XR® sales. Second quarter 2012 revenues exclude U.S. Zomig® orally disintegrating and nasal spray formulation sales by AstraZeneca, although the Company received the benefit of the gross profit ($16.2 million) from these sales during the specified transition period pursuant to the AstraZeneca License Agreement.

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Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), increased to $72.6 million in the second quarter 2012, compared to $24.9 million in the prior year period, primarily attributable to the items noted above.

Please refer to “Non-GAAP Financial Measures” below for a reconciliation of GAAP to non-GAAP items.

“The positive second quarter results reflect our Zomig® tablets sales in the U.S. utilizing our expanded neurology focused brand sales force, as well as increased receipt of shipments of generic Adderall XR® from our third-party supplier which led to higher sales in the quarter,” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories, Inc. “We are excited that our brand sales force began promoting and sampling Zomig® tablets in the U.S. on April 1. This product will support the growth of our commercial organization as we prepare for the potential launch of RytaryTM, our first internally developed brand product for Parkinson’s Disease.”

“The U.S. Food and Drug Administration (FDA) recently completed a preapproval inspection for RytaryTM and an undisclosed generic product at our Taiwan facility and there were no Form 483 observations. We continue to work at resolving the recent observation made by the FDA in Hayward and have been notified that a satisfactory re-inspection will be necessary to close out the warning letter,” Dr. Hsu continued.

“Our generic business pipeline has 46 pending ANDAs with more than 40 internally developed or partnered products, including many alternative dosage form products. We remain focused on pursuing strategic opportunities that are aimed at advancing our generic and brand businesses beyond our internal efforts. So far in 2012, our business development activities include the in-licensing of Zomig® on the brand side, and the acquisition of alternative dosage form generic products and a co-development, supply and distribution agreement with TOLMAR, Inc. on the generics side. With more than $354 million in cash and short-term investments and no debt, our business development activities will continue to focus on delivering growth from high-value products, technologies, and businesses in complementary dosage forms,” Dr. Hsu concluded.

Segment Information

The Company has two reportable segments, the Global Pharmaceuticals Division (generic products & services) and the Impax Pharmaceuticals Division (brand products & services) and does not allocate general corporate services to either segment.

Global Pharmaceuticals Division Information

(unaudited, amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Global product sales, net	$126,435	$111,125	$242,646	$203,463
Rx Partner	2,466	4,866	5,444	7,548
OTC Partner	783	1,184	1,474	3,127
Research Partner	3,384	3,384	6,769	9,769

Total Revenues	133,068	120,559	256,333	223,907
Cost of revenues	70,478	63,257	133,584	110,431

Gross profit	62,590	57,302	122,749	113,476

Operating expenses:
Research and development	12,136	13,466	22,798	23,242
Patent litigation	2,914	2,209	6,952	3,983
Selling, general and administrative	3,319	2,579	7,692	5,198

Total operating expenses	18,369	18,254	37,442	32,423

Income from operations	$44,221	$39,048	$85,307	$81,053

Global Pharmaceuticals Division revenues in the second quarter 2012 were $133.1 million, up 10% compared to the prior year period, due to higher Global product sales, net, partially offset by lower Rx Partner sales.

For the second quarter 2012, Global product sales, net, were $126.4 million, up 14% from the prior year period, primarily due to higher sales of authorized generic Adderall XR®. Partially offsetting this increase was a $2.4 million decline in Rx Partner revenues due to lower customer demand.

Gross profit of $62.6 million represented a 47% gross margin in the second quarter 2012, and was in-line with the gross margin for the prior year period, primarily due to higher sales of our authorized generic Adderall XR® product.

Total generic operating expenses in the second quarter 2012 increased slightly compared to the prior year period, as higher patent litigation and selling, general and administrative (SG&A) expenses were offset by lower investments in research and development (R&D).

Impax Pharmaceuticals Division Information

(unaudited, amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Impax Pharma product sales, net	$28,091	$—	$28,091	$—
Rx Partner	1,437	1,437	2,875	2,875
Promotional Partner	3,535	3,535	7,070	7,070
Research Partner	329	329	659	659

Total Revenues	33,392	5,301	38,695	10,604
Cost of revenues	18,159	2,901	21,068	5,841

Gross profit	15,233	2,400	17,627	4,763

Operating expenses:
Research and development	7,733	10,512	15,887	20,227
Selling, general and administrative	6,707	1,377	9,768	2,483

Total operating expenses	14,440	11,889	25,655	22,710

Income (loss) from operations	$793	$(9,489)	$(8,028)	$(17,947)

Impax Pharmaceuticals Division revenues in the second quarter 2012 increased $28.1 million to $33.4 million, compared to the prior year period, due to U.S. sales of Zomig® tablets pursuant to the AstraZeneca License Agreement for which there was no comparable amount in the prior year period.

Gross profit of $15.2 million increased $12.8 million in the second quarter 2012, due to U.S. Zomig® tablet sales, compared to the prior year period. Gross margin in the second quarter 2012 was 46%, up slightly over the prior year period. The second quarter 2012 gross margin was negatively impacted by the inclusion of $14.3 million in cost of revenues for amortization and acquisition-related costs due to the Zomig® transaction.

Total brand operating expenses in the second quarter 2012 increased $2.6 million, compared to the prior year period, due to higher SG&A expenses resulting from Zomig® marketing costs and the expansion of the Company’s neurology focused sales force, as well as pre-launch planning costs for RytaryTM, partially offset by lower R&D expenses.

Corporate and Other

(unaudited, amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
General and administrative expenses	$14,844	$11,553	$28,643	$24,407

Loss from operations	$(14,844)	$(11,553)	$(28,643)	$(24,407)

General and administrative expenses in the second quarter 2012 increased $3.3 million, compared to the prior year period, primarily due to employee severance and increased personnel expenses.

Cash and Short-term Investments

Cash and short-term investments were $354.5 million as of June 30, 2012, as compared to $346.4 million as of December 31, 2011.

2012 Financial Outlook

The Company updated its 2012 financial outlook as noted below.

•	Gross margins as a percent of total revenues of approximately 60%.

•	Total R&D expenses across the generic and brand divisions to approximate $89.0 million with generic R&D of approximately $48.0 million and brand R&D of approximately $41.0 million.

•	UPDATED—Patent litigation expenses of approximately $10.0 to $13.0 million.

•	SG&A expenses of approximately $113.0 million.

•	Effective tax rate of approximately 36%.

•	Capital expenditures of approximately $78.0 million.

Conference Call Information

The Company will host a conference call on July 31, 2012 at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers). The access conference code is 99743725.

About Impax Laboratories, Inc.

Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals Division and markets branded products through the Impax Pharmaceuticals Division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position and results of operations, fluctuations in the Company’s revenues and operating income, the Company’s ability to successfully develop and commercialize pharmaceutical products, reductions or loss of business with any significant customer, the impact of consolidation of the Company’s customer base, the impact of competition, the Company’s ability to sustain profitability and positive cash flows, any delays or unanticipated expenses in connection with the operation of the Company’s Taiwan facility, the effect of foreign economic, political, legal and other risks on the Company’s operations abroad, the uncertainty of patent litigation, increased government scrutiny on the Company’s agreements with brand pharmaceutical companies, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the Company’s inexperience in conducting clinical trials and submitting new drug applications, the Company’s ability to successfully conduct clinical trials, the Company’s reliance on third parties to conduct clinical trials and testing, the availability of raw materials and impact of interruptions in the Company’s supply chain, the use of controlled substances in the Company’s products, disruptions or failures in the Company’s information technology systems and network infrastructure, the Company’s reliance on alliance and collaboration agreements, the Company’s dependence on certain employees, the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, the Company’s ability to protect the Company’s intellectual property, exposure to product liability claims, changes in tax regulations, the Company’s ability to manage the Company’s growth, including through potential acquisitions, the restrictions imposed by the Company’s credit facility, uncertainties involved in the preparation of the Company’s financial statements, the Company’s ability to maintain an effective system of internal control over financial reporting, any manufacturing difficulties or delays, the effect of terrorist attacks on the Company’s business, the location of the Company’s manufacturing and research and development facilities near earthquake fault lines and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Global Pharmaceuticals Division	$133,068	$120,559	$256,333	$223,907
Impax Pharmaceuticals Division	33,392	5,301	38,695	10,604

Total Revenues	166,460	125,860	295,028	234,511
Cost of revenues	88,637	66,158	154,652	116,272

Gross profit	77,823	59,702	140,376	118,239

Operating expenses:
Research and development	19,869	23,978	38,685	43,469
Patent litigation	2,914	2,209	6,952	3,983
Selling, general and administrative	24,870	15,509	46,103	32,088

Total operating expenses	47,653	41,696	91,740	79,540

Income from operations	30,170	18,006	48,636	38,699
Other expense, net	(95)	(545)	(175)	(540)
Interest income	244	290	499	611
Interest expense	(423)	(11)	(462)	(28)

Income before income taxes	29,896	17,740	48,498	38,742
Provision for income taxes	11,262	5,214	17,531	12,358

Net income before noncontrolling interest	18,634	12,526	30,967	26,384
Add back loss attributable to noncontrolling interest	38	24	70	29

Net Income	$18,672	$12,550	$31,037	$26,413

Net Income per share:
Basic	$0.29	$0.20	$0.48	$0.41

Diluted	$0.27	$0.19	$0.46	$0.39

Weighted average common shares outstanding:
Basic	65,482,700	64,024,483	65,289,869	63,709,258
Diluted	67,954,573	67,654,047	68,064,934	67,401,018

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$184,632	$104,419
Short-term investments	169,851	241,995
Accounts receivable, net	143,447	153,773
Inventory, net	63,092	54,177
Prepaid expenses and other assets	46,919	7,718
Current portion deferred tax asset	33,993	37,853

Total current assets	641,934	599,935

Property, plant and equipment, net	136,888	118,158
Other assets	90,359	45,942
Intangible assets, net	61,636	2,250
Goodwill	27,574	27,574

Total assets	$958,391	$793,859

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$131,112	$93,071
Accrued profit sharing and royalty expenses	32,984	40,766
Accrued product licensing payments	96,000	—
Deferred revenue	12,743	23,024

Total current liabilities	272,839	156,861

Deferred revenue	15,327	17,131
Other liabilities	20,780	16,861

Total liabilities	308,946	$190,853
Total stockholders’ equity	649,445	603,006

Total liabilities and stockholders’ equity	$958,391	$793,859

Impax Laboratories, Inc.

Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$31,037	$26,413
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,144	8,351
Accretion of interest income on short-term investments	(318)	(461)
Deferred income taxes	(29,486)	3,125
Tax benefit related to the exercise of employee stock options	(2,338)	(5,641)
Deferred revenue	931	1,887
Deferred product manufacturing costs	(1,574)	(1,061)
Recognition of deferred revenue	(12,320)	(13,461)
Amortization of deferred product manufacturing costs	1,709	2,026
Accrued profit sharing and royalty expense	58,445	44,789
Payments of profit sharing and royalty expense	(66,226)	(31,121)
Share-based compensation expense	8,323	6,133
Bad debt expense	—	125
Changes in assets and liabilities:
Accounts receivable	10,326	(39,141)
Inventory	(8,915)	(1,489)
Prepaid expenses and other assets	36,626	(15,389)
Accounts payable and accrued expenses	37,374	(2,815)
Other liabilities	3,591	2,487

Net cash provided by (used in) operating activities	79,329	(15,243)

Cash flows from investing activities:
Purchase of short-term investments	(104,869)	(180,274)
Maturities of short-term investments	177,331	239,998
Purchases of property, plant and equipment	(24,971)	(14,569)
Payment for product licensing rights	(55,000)	—

Net cash provided by (used in) investing activities	(7,509)	45,155

Cash flows from financing activities:
Tax benefit related to the exercise of employee stock options and restricted stock	2,338	5,641
Proceeds from exercise of stock options and ESPP	6,055	10,833

Net cash provided by financing activities	8,393	16,474

Net increase in cash and cash equivalents	80,213	46,386
Cash and cash equivalents, beginning of period	104,419	91,796

Cash and cash equivalents, end of period	$184,632	$138,182

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Total adjusted net income, adjusted net income per diluted share and adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income, and net income per diluted share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of adjusted net income, adjusted net income per diluted share and adjusted EBITDA, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net income to adjusted net income.

(Unaudited, amounts in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net Income	$18.7	$12.6	$31.0	$26.4
Adjusted to add (deduct):
Gross profit earned on Zomig® Agreement(a)	16.2	—	46.2	—
Amortization and acquisition-related costs(b)	14.3	—	14.3	—
Acquisition related in-process R&D(c)	1.6	—	1.6	—
Employee severance	1.9	—	1.9	0.8
Inventory adjustment	—	—	3.5	—
Lower of cost or market charge	—	—	1.7	—
Income tax effect	(11.7)	—	(24.2)	—

Adusted net Income	$41.0	$12.6	$76.0	$27.2

Net Income excluding adjusted items per diluted share	$0.60	$0.19	$1.12	$0.40
Net Income per diluted share	$0.27	$0.19	$0.46	$0.39

Impax Laboratories, Inc.

Non-GAAP Financial Measures

The following table reconciles reported net income to adjusted EBITDA.

(Unaudited, amounts in millions)	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net Income	$18.7	$12.6	$31.0	$26.4
Adjusted to add (deduct):
Interest income	(0.2)	(0.3)	(0.5)	(0.6)
Interest expense	0.4	0.0	0.5	0.0
Depreciation and other	3.9	4.2	7.6	8.4
Income taxes	11.3	5.2	17.5	12.4

EBITDA	34.1	21.7	56.1	46.6

Adjusted to add:
Gross profit earned on Zomig® Agreement(a)	16.2	—	46.2	—
Amortization and acquisition-related costs(b)	14.3	—	14.3	—
Acquisition related in-process R&D(c)	1.6	—	1.6	—
Employee severance	1.9	—	1.9	0.8
Inventory adjustment	—	—	3.5	—
Lower of cost or market charge	—	—	1.7	—
Share-based compensation	4.5	3.2	8.3	6.1

Adjusted EBITDA	$72.6	$24.9	$133.6	$53.5

(a)

On February 1, 2012, the Company announced that it had entered into the AstraZeneca License Agreement. As part of the AstraZeneca License Agreement, AstraZeneca granted to the Company an exclusive license to commercialize the tablet, orally disintegrating and nasal spray formulations of Zomig® (zolmitriptan) products for the treatment of migraine headaches in the United States and in certain U.S. territories. Under the terms of the AstraZeneca License Agreement, the Company agreed to pay AstraZeneca quarterly payments totaling $130.0 million during 2012 of which $30.0 million was paid in the second quarter ($55.0 million for the first six months ended June 30, 2012). During the specified product transition period pursuant to the AstraZeneca License Agreement, the Company will receive the benefit of the gross profit ($16.2 million and $46.2 million for the three months and six months ended June 30, 2012, respectively) from U.S. Zomig® sales by AstraZeneca commencing from January 1, 2012 and ending when the Company commences commercialization of the Zomig® products. The benefit of the gross profit received from AstraZeneca is recorded as a reduction of the $130.0 million to be paid by the Company to AstraZeneca during 2012 and is not reflected within the Company’s income.

(b)	Amortization and acquisition-related costs from the February 2012 AstraZeneca License Agreement.
(c)	Acquisition related in-process R&D from the June 2012 Development, Distribution and Supply Agreement with TOLMAR, Inc.